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FINAL                                                              EXHIBIT 10.58

                                                   February 13, 2002

Mr. Jay Margolis
Reebok International Ltd.

         RE:  EMPLOYMENT AGREEMENT

Dear Jay:

         This letter will evidence the agreement between you and Reebok International Ltd. (referred to as "Reebok", "RIL" or the "Company") relating to your continued employment by Reebok effective as of December 5, 2001 (the "Effective Date"). As of the Effective Date, this letter supersedes your Employment Agreement dated December 27, 2000. Our new agreement is as follows:

         1. YOUR POSITION; DUTIES AND RESPONSIBILITIES. Reebok hereby agrees to continue your employment beginning as of the Effective Date, on the terms and subject to the conditions set out in this Agreement. You are hereby designated during the Employment Term (as defined in Section 2 below) as President and Chief Operating Officer of Reebok International Ltd. In such capacity, you will have all duties, responsibilities and authorities normally associated with such position, including responsibility for executing the strategic direction and for operating results of the business on a worldwide basis. You will devote your full business time and your best efforts in carrying out the duties, responsibilities and authorities of that position, and you will operate within corporate policies, guidelines, regulations, and strategies, and mutually-agreed budgets, cash flows and capital authorization levels established by the Board of Directors of the Company or its Chief Executive Officer. Although your responsibilities as of the Effective Date are as described above, you should understand that changes may occur that result in some operations and/or direct reports being removed and some being added to your responsibility. You will report to the Chairman and CEO of RIL, who is currently Paul Fireman.

         You shall not be prevented from accepting positions of responsibility in outside business and charitable organizations, such as directorships of outside business corporations and public charities, subject to the limitation that such activities shall not interfere with your discharge of your responsibilities to Reebok hereunder and shall not include any involvement with any competing enterprise. You will comply with whatever policies are in existence in this regard, including the current policy, which limits senior executives to serving on no more than two (2) for-profit boards of directors.

         2. EMPLOYMENT TERM.

         A. EMPLOYMENT TERM. The term of your employment under this Agreement shall commence as of the Effective Date and will continue until December 31, 2004 (the period of time shall be referred to as the "Initial Employment Term"). Subject to the terms and conditions of this Agreement, if this Agreement has not been terminated pursuant to
         Section 10 below prior to the expiration of the Initial Employment Term, then this

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         Agreement shall automatically be extended for up to two (2) additional one (1) year terms (the "Renewal Terms"). The Initial Employment Term and any Renewal Terms are herein collectively referred to as the "Employment Term."

         B. SURVIVAL OF CERTAIN PROVISIONS. The obligations set forth in the Employee Agreement, Non-Competition Agreement, and the Code of Conduct referred to in Section 9 will continue in effect, to the extent applicable after termination, after the termination of your employment with the Company and/or after the expiration of the Employment Term.

         3. BASE SALARY AND PROMOTION BONUS. From the Effective Date through December 31, 2002, your base salary will be at an annualized rate of $1,000,000 payable in accordance with Reebok's normal pay practices. From January 1, 2003 through the remainder of the Initial Employment Term, your base salary will be at an annualized rate of $1,300,000 payable in accordance with Reebok's normal pay practices. The base salary will not be reviewed during the Initial Employment Term. In addition, you will receive a promotion bonus in the gross amount of $200,000 in one lump sum on or about February 20, 2002. This gross amount will be subject to all applicable taxes, deductions and withholdings.

         4. ANNUAL INCENTIVE COMPENSATION.

         (i) EXECUTIVE PERFORMANCE INCENTIVE PLAN. For each calendar year of the Employment Term, you will participate in the same incentive compensation plan as the other senior executives of the Company, and to the extent that you share financial performance criteria with those other executives under the plan, your required level of financial performance will be set at the same level as for those other executives. Your annual incentive compensation has been targeted at 100% of your base salary for fiscal year 2002. Actual payment levels under the incentive compensation program will be based on your achievement of financial and management performance goals, with such goals to be established each year by the Company's Chief Executive Officer or Board of Directors, and payments will be made in accordance with the terms and subject to the conditions of the incentive plan then in effect for the senior executives of the Company. You will be eligible to receive a bonus award with respect to any plan year for which you are actively employed as of December 31 of such plan year.

         (ii) PAYMENT IN 2002. You will remain eligible to receive an incentive payment in 2002 (attributable to fiscal year 2001) in the amount otherwise payable under the terms of the 2001 Executive Performance Incentive Plan or $200,000, whichever is greater. The Company will make such payment, if any, in accordance with its usual practice for the payment of incentive compensation to senior executives; however, it is anticipated that the Company will make such payment in mid-March of 2002. You will receive any payments under this Section 4(ii) unless your employment is terminated pursuant to Section 10A or Section 10C prior to actual payment.

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         (iii) DISPUTES.In the event of any disagreement concerning whether incentive plan goals have been achieved and/or the percentage bonus to be awarded pursuant to the incentive plan, the decision of the Company's Chief Executive Officer shall be final. If you believe that the decision of the Company's Chief Executive Officer has not been made in good faith, you may submit your position on the matter in writing to the Compensation Committee of the Company's Board of Directors, which will consider your position at its next regular meeting and revise the Chief Executive Officer's decision if it determines that revision is appropriate. The Compensation Committee has full discretion to determine the issue and its determination will fully bind the parties.

         5. CHANGE OF CONTROL. Attached as EXHIBIT 1 is a Change of Control Agreement approved in form by the Compensation Committee of the Board of Directors.

         6. STOCK OPTIONS AND RESTRICTED STOCK.

         (i) GENERAL. The Company may grant you so-called "non-qualified" stock options with respect to its common stock under the Company's 1994 Equity Incentive Plan and the 2001 Equity Incentive and Director Deferred Compensation Plan, and any subsequent additional or successor plan in effect at a relevant time (such plans are referred to herein as the "Option Plan"). The terms of the Option Plan and any agreement under the Option Plan relating to the options will govern the exercise and all other matters relating to the options. The amount of any options will be in accordance with Board practices and with the approval of the Compensation Committee.

         (ii) STOCK OPTION GRANT. You will receive a mega-grant of 400,000 "non-qualified" stock options under the Option Plan to acquire additional shares of Reebok common stock, at $24.00 per share, which was the market price of Reebok's common stock upon the closing of the market as of the date of your promotion and of the grant. This stock option grant will be governed by the Stock Option Certificate attached hereto as EXHIBIT 2. You acknowledge that this mega-grant is intended to cover all grants for the Initial Term and that you will not be eligible for the annual grant of stock options to executives during the Initial Term.

         (iii) RESTRICTED STOCK. You will also receive at the same time as the stock option grant discussed in Section 6(ii) a grant of 100,000 shares of restricted stock under the Option Plan. This grant of restricted stock will be governed by the Restricted Stock Certificate attached hereto as EXHIBIT 3.

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         7. FRINGE BENEFITS AND BUSINESS RELATED EXPENSES.

         (i) GENERAL. You will be eligible to participate in or receive benefits under any pension plan, 401(k) retirement plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Company to senior executives in accordance with the specific eligibility and approval requirements of such plans and subject to the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, you will not be eligible to participate in the Reebok International Ltd. Severance Policy during or at the end of the Employment Term.

         (ii) PERSONAL ALLOWANCE. In addition, the Company will provide to you during the Employment Term a personal allowance of $2,500 per month to be used in your discretion. This personal allowance may be increased, decreased or eliminated, but in no event will you be treated less favorably than other similarly situated executive officers.

         (iii) EXPENSES. The Company will promptly reimburse you for the reasonable and necessary business expenses incurred by you in the performance of the duties under this Agreement in accordance with its customary practices applicable to senior executives, provided that such expenses are incurred and accounted for in accordance with the Company's policy.

         (iv) SERP. The Company will recommend to the Compensation Committee of the Board of Directors that you participate in the Company's Supplemental Executive Retirement Plan as it may be amended ("SERP") in the event that your employment extends beyond the Initial Employment Term of this Agreement in the same or higher capacity, and that you fulfill all other eligibility requirements for participation in the SERP, as they may be modified from time to time. You acknowledge that the Company is reviewing its executive long-term incentive programs, including the SERP, and that as a result of the review the Company may determine that no additional employees will participate in the SERP. If you would have become eligible for participation in the SERP pursuant to this paragraph and the eligibility terms but for such a decision to discontinue additional participants in the SERP, the Company will recommend you for enrollment in the other long-term incentive programs next adopted by the Company and offered generally to senior executives.

         8. VACATION. You will be entitled to vacation in accordance with normal Reebok policy for senior executives, with any additional amount to be determined by the Company's Chief Executive Officer.

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         9. CONFIDENTIALITY, NON-COMPETITION AND CODE OF CONDUCT.

         (i) GENERAL. During the Employment Term and thereafter you will be subject to the terms and conditions of each of the following standard employee agreements as modified pursuant to Section 9(ii) below: the standard Reebok Employee Agreement attached hereto as EXHIBIT 4 (the "Employee Agreement"); the standard Reebok Non-Competition Agreement attached hereto as EXHIBIT 5 (the "Non-Competition Agreement"); and the Reebok Code of Conduct attached hereto as EXHIBIT 6 (the "Code of Conduct"). The Employee Agreement, Non-Competition Agreement, and the Code of Conduct, as modified by this Agreement, will continue in effect, to the extent applicable, after the termination of your employment with the Company.

         (ii)  ANCILLARY AGREEMENT MODIFICATIONS.

               (a) EMPLOYEE AGREEMENT [EXHIBIT 4]. The Employee Agreement attached hereto as Exhibit 4 is modified as follows:

                    (I) Section 5 of the Employee Agreement is modified by adding a new second sentence to read as follows:
                         "Notwithstanding the preceding sentence, in no event will I hold any equity or other interest of any kind in Nike, adidas, Timberland, K Swiss, Puma, Stride Rite, New Balance and Fila or their affiliates."

                    (II) Section 7 of the Employee Agreement is deleted and
                         Section 2 of this Agreement is substituted therefor.

               (b) NON-COMPETITION AGREEMENT [EXHIBIT 5]. The Non-Competition Agreement attached hereto as Exhibit 5 is modified by adding the following new sentence at the end of Section I.A. to read as follows: "Notwithstanding the preceding sentence, you may invest in 1% or less of the equity securities of any publicly traded company; provided, however, that in no event will you hold any equity or other interest of any kind in Nike, adidas, Timberland, K Swiss, Puma, Stride Rite, New Balance and Fila or their affiliates."

               (c) CODE OF CONDUCT [EXHIBIT 6]. The Code of Conduct attached hereto as Exhibit 6 is modified as follows:

                    (I) The second paragraph of the section entitled "Investments in or Affiliations with Suppliers, Customers or Competitors" under "Conflicts of Interest" is modified to read as follows: "Generally, ownership interests of less than 1% of the equity or other securities of a publicly traded corporation will not be considered to create a conflict. However, employees should not hold any ownership or other interest in the following competitors of Reebok or their

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                         affiliates: Nike, adidas, Timberland, K Swiss, Puma,
                         Stride Rite, New Balance and Fila. From time to time, the Company may distribute an updated list of some of our competitors for whom any stock ownership would be prohibited."

                    (II) The last paragraph of the Code of Conduct is modified by adding the following new sentence at the end thereof to read as follows: "Notwithstanding the foregoing, your employment shall be subject to the terms and conditions of any written employment agreement in effect between you and the Company."

         10. EMPLOYMENT TERMINATION. Notwithstanding the provisions of Section 2 above, your employment under this Agreement may be terminated prior to the end of the Employment Term in any of the following cases:

         A. VOLUNTARY TERMINATION WITHOUT GOOD REASON. You may terminate your employment under this Agreement, without "good reason," upon ninety
         (90) days prior written notice to the Company. Such written notice will set forth the date your employment ends.

         B. VOLUNTARY TERMINATION WITH GOOD REASON. You may terminate your employment under this Agreement with "good reason" upon at least fourteen (14) days prior written notice to the Company; provided, however, that you must first provide written notice of the "good reason" to the Company, and the Company must fail to cure such "good reason" within thirty (30) days after the date on which you give written notice of such "good reason." For purposes of this Agreement, "good reason" will mean the occurrence of any of the following:

         (i) A material diminution in the overall level of your responsibilities, duties, powers or authority, except in connection with the cessation of your employment by death, or by the Company for cause or your incapacity, as defined in Section 10E, or by you other than for "good reason."

         (ii) Any reduction in Base Salary or short or long-term incentive compensation, except for across-the-board salary or incentive compensation reductions similarly affecting all executives of the Company;

         (iii) The failure by the Company to pay you when due any material amount of your current compensation or any material amount of your compensation payable under any plan, agreement or arrangement of or with the Company, within ten (10) days after you make written demand for such amount.

         (iv) The failure of the Company to maintain your relative level of coverage under the Company's employee benefit plans, policies, practices, or arrangements in which you participate, both in terms of the amount and timing of benefits provided and the relative level of your participation. For this purpose, the Company may

                                    Page 6/11
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               eliminate and/or modify existing employee benefit, incentive compensation, retirement, or material fringe benefit plans, policies, practices, or arrangements and coverage levels on a consistent and non-discriminatory basis applicable to all such executives; provided, however, that your level of coverage under all such programs must be at least as great as is such coverage provided to employees who have the same or lesser levels of reporting responsibilities within the Company's organization.

         (v) The changing of your reporting relationship to a position lower than the CEO of RIL so long as you deliver your resignation within six (6) months of the change and provide at least three
               (3) months advance notice and transition time.

         Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

         C. CAUSE. The Company may terminate your employment under this Agreement for cause, upon written notice to you. For purposes of this Agreement, "cause" will mean:

         (i) fraud, embezzlement, or other intentional misappropriation from the Company or an affiliate thereof;

         (ii) your conviction of a felony or a misdemeanor involving moral turpitude;

         (iii) any other conduct on your part involving fraud, gross negligence or willful misconduct, or other action which materially damages the reputation of the Company or an affiliate thereof; or

         (iv) your default of any material obligations under this Agreement, provided, however, that the Company must first provide written notice of the default to you, and you must fail to cure such default within thirty (30) days after the date on which the Company gives you written notice of such default.

         It is understood and agreed that a failure to achieve financial or other business results is not a basis for a "for cause" termination. No termination of your employment for cause shall be deemed to have occurred unless you have been given notice of the reason therefore including the allegations which may constitute reason for such termination and after (a) you have been provided an opportunity to be heard by the Board of Directors of the Company or the Executive Committee thereof, and (b) such decision has been upheld by the Board or Executive Committee.

         D. DEATH. Your employment will terminate immediately upon your death, subject to the payment obligations set forth in Section 11B below.

                                    Page 7/11
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         E. INCAPACITY. Upon written notice to you, the Company may terminate your employment under this Agreement in the event of your incapacity, subject, however, to any legal obligations that mandate continued employment. For purposes of this Agreement, "incapacity" will mean such incapacity or disability as would qualify you for long-term disability coverage under the Company's long-term disability insurance plan.

         F. ANY OTHER REASONS. Subject to the payment obligations set forth in
         Section 11C, the Company may terminate your employment for any other reason, upon written notice to you stating the date of termination.

         11. PAYMENT OBLIGATION IN THE EVENT OF TERMINATION. In the event of any termination pursuant to Section 10, Reebok shall have the following payment obligations:

         A. VOLUNTARY TERMINATION WITHOUT GOOD REASON AND TERMINATION FOR CAUSE. In the event your employment is terminated pursuant to Section 10A [voluntary termination without good reason] or Section 10C [termination for cause],

         (i) Your right to receive compensation under this Agreement shall cease as of the effective date of such termination.

         (ii) The Company shall pay the following amounts to you: any accrued but unpaid base salary for services rendered to the date of termination; any accrued but unpaid expenses required to be reimbursed and any vacation accrued to the date of termination.

         (iii) Except as may be provided under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to the you at the time of your termination or resignation of employment prior to the end of the Employment Term, you shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

         B. TERMINATION FOR DEATH OR INCAPACITY. In the event of your employment is terminated pursuant to Section 10D [death] or Section 10E [incapacity], you will be entitled to payment of your base salary only until the last day of your employment and no further payments of any kind will be due you from the Company. However, upon termination of your employment because of death or upon termination of your employment because of disability, as defined in the Option Plan, all outstanding stock options will become immediately exercisable pursuant to the provisions of the Option Plan. Additionally, you or your beneficiaries will be entitled to receive any benefits that are payable with respect to your termination of employment under the terms of any pension or profit-sharing plan, or life insurance or disability plan of the Company in which you participated before your employment ended. You will, however, not be entitled to receive any benefit under any severance plan, arrangement or agreement of the Company other than the payments from the Company described in this Section 11B.

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         C. VOLUNTARY TERMINATION WITH GOOD REASON OR INVOLUNTARY TERMINATION
         FOR OTHER REASON. In the event that you terminate your employment under this Agreement pursuant to Section 10B [voluntary termination with "good reason"], or the Company terminates your employment for any reason pursuant to Section 10F, including without cause (as cause is defined in Section 10C), you will be entitled to the following:

         (i) a severance period whereby you could collect your base salary at the times and in the amounts that would have been paid for a maximum period of eighteen (18) months (the "Severance Period");

         (ii) continuation on any Company-provided medical coverage in effect for you and your family as of the date of termination through the Severance Period;

         (iii) continuation of life, supplemental life and AD&D insurance coverage to the same extent through the Severance Period;

         (iv) entitlement for the severance pay and benefits offered pursuant to this Section 11C will not extend beyond the date that you obtain new employment, and continuation of medical and dental coverage will end on the last day of the month in which such new employment is obtained.

         (v) as an incentive to find a new job, however, if you obtain new employment prior to the expiration of the Severance Period you will receive a lump-sum payment equal to one-half of the remaining weeks in the Severance Period. "New employment" shall mean a full-time job; or a part-time job or consulting relationship in which you earn a substantial portion of your previous compensation at RIL, as determined by the Company in its sole discretion. However, "new employment" shall not include employment in teaching, government, public service or service as a corporate director, or work for fewer than twenty-five (25) hours per work either as a consultant or employee of a not-for-profit company.

         (vi) you agree to provide information and services (including without limitation, cooperation in litigation and transition assistance) to the Company, if so requested, during the Severance Period for no additional compensation. These services, however, shall not exceed sixteen (16) hours per week during the Severance Period; provided, however, that the Company will reimburse you for any reasonable expenses incurred on its behalf. If you are re-hired by RIL or any RIL subsidiary or affiliated organization, the Severance Period will cease on the date of re-employment and you shall not be entitled to any lump sum or other payment.

         (vii) the payments and benefits set forth in this Section will be contingent upon your execution of a general release and such other documents in a form acceptable to the Company, and will be in lieu of payments and other benefits, if any, to which

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               you may be entitled under any other severance agreement or severance plan or arrangement of the Company.

         12. [INTENTIONALLY LEFT BLANK]

         13. MISCELLANEOUS

         (i) SUCCESSORS, ASSIGNS, AMENDMENT, ETC. This Agreement shall be binding upon and shall inure to the benefit of Reebok and its successors and assigns. Unless such assumption would otherwise occur by operation of law, the Company shall not enter into any agreement for the merger, consolidation, restructuring, sale of assets or other reorganization of the Company, without providing for the express assumption of this Agreement by the Company's successor. This Agreement shall be binding upon you and shall inure to the benefit of your heirs, executors, administrators and legal representatives, but shall not be assignable by you. This Agreement may be amended or altered only by the written agreement of Reebok and you.

         (ii) NOTICE. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by certified mail, postage prepaid, addressed as follows: If to Reebok, to General Counsel, Reebok International Ltd., 1895 J. W. Foster Boulevard, Canton, MA 02021, or to such other address as may have been furnished to you in writing as herein provided; or, if to you, to the address set forth above, or to such other address as may have been furnished to Reebok by you as herein provided in writing. Any notice or other communication so addressed and so mailed shall be deemed to have been given three days after said mailing.

         (iii) APPLICABLE LAW. This Agreement has been executed and delivered by both parties in the Commonwealth of Massachusetts and shall be governed by the internal law of the Commonwealth of Massachusetts without reference to its choice of law rules or to any rule of any jurisdiction which would cause the rule of another jurisdiction to apply. The venue of any action relating to this Agreement will be the state and federal courts located in the Commonwealth of Massachusetts. Respecting any such action, the parties waive any right they may have (i) to contest venue on the ground of inconvenient forum, and (ii) to have such action heard before a jury or an advisory jury.

         (iv) SEVERABILITY. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions hereof shall continue to be enforceable to the full extent allowable by any court of competent jurisdiction, as if such offending provision had not been a part of this Agreement.

         (v) WITHHOLDING. The Company will cause any federal, state or local income, withholding , employment or other tax to be withheld from payments hereunder.

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FINAL

         (vi) HEADINGS; CONSTRUCTION. Section headings are for convenience of reference only and do not form part of the text of this Agreement. Whenever the context requires, the singular will include the plural and vice versa.

         (vii) WAIVER. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         (viii)ENTIRE AGREEMENT. This Agreement, constitutes the entire agreement between the parties concerning its subject matter, and supersedes any and all prior agreements, understandings, warranties or representations between the parties except for the agreements specifically referred to as exhibits to this Agreement.

         (ix) INDEMNIFICATION. The Company will indemnify and hold you harmless to the extent permitted by the Company's certificate of incorporation, by-laws or resolutions of the Company's Board of Directors against all liability, expense or loss (including reasonable attorney's fees and penalties) incurred by you by reason of the fact that you are or were a director or officer of the Company acting within the scope of your duties and authorities.

         (x) COUNTERPARTS. This Agreement my be executed in any number of counterparts, each of which will be considered an original and such counterparts will together be one agreement.

         If you accept and agree to the foregoing, please signify by signing the enclosed counterpart of this letter in the space provided for that purpose at the foot thereof and delivering the signed counterpart to me, whereupon this letter will become a binding agreement between you and the Company as of the Effective Date.

                                Very truly yours,

                                REEBOK INTERNATIONAL LTD.

                                       By: /s/ James R. Jones, III
                                           ----------------------------------
                                                James R. Jones, III
                                                Senior Vice President and
                                                Chief Human Resources Officer

Accepted and agreed to as of
this 13th day of February, 2002:

/s/ Jay Margolis
------------------------
Jay Margolis

                                   Page 11/11

FINAL

                          CHANGE OF CONTROL AGREEMENT
                          ---------------------------

     This Change of Control Agreement (the "Agreement"), is made effective as of this 5/th/ day of December, 2001 by and between Jay Margolis (the "Executive") and Reebok International Ltd. (the "Company").

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders for the Company to agree to provide benefits under circumstances described below to Executive; and

     WHEREAS, the Board recognizes that the possibility of a change of control of the Company followed by a termination of the Executive's employment is unsettling to the Executive and wishes to make arrangements at this time to help assure his continuing dedication to his duties to the Company and its shareholders, notwithstanding any attempts by outside parties to gain control of the Company; and

     WHEREAS, the Board believes it important, should the Company receive proposals from outside parties, to enable the Executive, without being distracted by the uncertainties of his own employment situation, to perform his regular duties,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

    1. In the event that any individual, corporation, partnership, company, or other entity (a "Person"), which term shall include a "group" (within the meaning of section 13(d) of the Securities Exchange Act of 1934 (the "Act")), begins a tender or exchange offer, circulates a proxy to the Company's shareholders, or takes other steps to effect a "Change of Control" (as defined in paragraph 3 below), Executive agrees that he will not voluntarily leave the employ of the Company and will render the services contemplated in the recitals to this Agreement until such Person has terminated the efforts to effect a Change of Control or until a Change of Control has occurred.

     2. If, within 24 months following a Change of Control, Executive's employment with the Company terminates other than as a result of the death, total disability or retirement of the Executive at or after his normal retirement date, (i) by the Company other than for "Cause" (as defined in paragraph 4 below), or (ii) by Executive for "Good Reason" (as defined in paragraph 4 below), then:

FINAL

     a. The Company will pay to Executive within 30 days of such termination of employment a lump-sum cash payment equal to 300% of the aggregate of (i) his then-current annual base salary (or, if his base salary has been reduced at any time after the Change of Control, his base salary in effect prior to the reduction), (ii) his target bonus for the then-current year or, if higher, his bonus for the most recent calendar year ended before the Change of Control, (iii) the amount of his then-current annual automobile allowance and (iv) the annual cost of life insurance then furnished to him by the Company.

     b. All of Executive's outstanding stock options, restricted shares and other similar incentive interests and rights will become immediately and fully vested and exercisable.

     c. Executive will be treated for purposes of the Company's Supplemental Executive Retirement Plan (the "SERP") as having three additional Years of Continuous Service to the extent approved for participation by the Board for the SERP. The Company will, within 30 days of his termination, pay to him, in a single lump sum cash payment, the present value of his benefit under the SERP. Present value will be determined by applying the "applicable mortality table" and "applicable interest rate" then in effect for purposes of section 417(e)(3)(A) of the Internal Revenue Code or any successor provision.

     d. The Company will pay to Executive, in a single lump-sum cash payment, an amount equal to the difference, if any, between (i) the total distribution that he receives following his termination under the Company's Profit-Sharing and Retirement Plan and its Excess Benefits Plan and (ii) the total distribution that he would have received under such plans had he accumulated three additional Years of Service for Vesting prior to termination. The payment will be made at the same time that he receives his distribution from those plans.

     e. Executive, together with his dependents, will continue following such termination of employment to participate fully, with no contribution to the cost required of him or them, in all accident and health plans maintained or sponsored by the Company immediately prior to the Change of Control, or receive substantially the equivalent coverage (or the full value thereof in cash) from the Company, until the third anniversary of such termination.

FINAL

     f. The Company will promptly reimburse Executive for any and all legal fees and expenses incurred by him as a result of such termination of employment, including without limitation all fees and expensces incurred in connection with efforts to enforce the provisions of this Agreement (provided such efforts result in Executive's recovery of any sum from the Company, whether through court award or settlement).

     3. A Change of Control will occur for purposes of this Agreement if (i) any Person who does not currently own directly or indirectly 10% or more of the combined voting power of the Company's outstanding securities becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of securities of the Company representing more than 30% (or, if higher, the aggregate percentage of the combined voting power of the Company's then-outstanding securities held by or for the benefit of Paul Fireman and his family) of the combined voting power of the company's then-outstanding securities, (ii) there is a change of control of the Company of a kind which would be required to be reported under
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act (or a similar item in a similar schedule or form), whether or not the Company is then subject to such reporting requirement, (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter, or (iv) individuals who, at the date hereof, constitute the Board (the "Continuing Directors") cease for any reason to constitute a majority thereof, provided, however, that any director who is not in office at the date hereof but whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved shall be deemed to be a Continuing Director for purposes of this Agreement.

     Notwithstanding the foregoing provisions of this paragraph 3, a "Change of Control" will not be deemed to have occurred solely because of (i) the acquisition of securities of the Company (or any reporting requirement under the Act relating thereto) by an employment benefit plan maintained by the Company for its employees or (ii) the occurrence of a leveraged buy-out or recapitalization of the Company in which Executive participates as an equity investor.

FINAL

     4. Definitions

     a. "Cause" means only: conviction of the Executive for a felony or a crime involving moral turpitude.

     b.   "Good Reason" means any one or more of the following:

          (i) Failure by the Company to maintain Executive in the positions, with the titles, that he held immediately prior to the Change of Control or downgrading of his responsibilities or authority. If, following the Change of Control, the Company is part of a controlled group of entities, Executive's responsibilities and authority will be deemed for this purpose to have been reduced unless he is given and retains the same responsibilities and authority with the entity that controls the group as he held with the Company immediately prior to the Change of Control.

          (ii) Reduction of Executive's base salary or failure in any year to pay to him a bonus at least equal to his target bonus for the year in which the Change of Control occurs.

          (iii) Material reduction in the health, disability or life insurance benefits that the Company was providing Executive immediately prior to the Change of Control.

          (iv) Failure by the Company to provide Executive with the opportunity to participate in any executive compensation or benefit plan or program that is then generally available to other senior executives of the Company.

          (v) Relocation of Executive's principal place of business more than 30 miles from the its location immediately prior to the Change of Control.

     5. In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of Executive, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision ("section 4999"), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the "gross-up payment") to Executive. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999.

FINAL

     Determinations under this Section 5 will be made by Ernst & Young unless Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by Executive after consultation with the Company (the firm making the determinations to be referred to as the "Firm"). The determinations of the Firm will be binding upon the Company and Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

     If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross-up payment or an additional gross-up payment, the Company and Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such gross-up payments as are necessary to prevent Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after final resolution of the controversy whether any advances must be returned by Executive to the Company. The Company will bear all expenses of the controversy and will gross Executive up for any additional taxes that may be imposed upon Executive as a result of its payment of such expenses.

     6. If the Company is at any time before or after a Change of Control merged or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this paragraph 6 will apply in the event of any subsequent merger or consolidation or transfer of assets.

     In the event of any merger, consolidation, or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to participate or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization, or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

     In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

     7. All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

FINAL

     8. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which Executive is entitled under this Agreement, and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by Executive from other employment.
     9. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause; the Executive may, subject to the terms and conditions of this Agreement, have the right to receive upon termination of his employment the payments and benefits provided in this Agreement and shall not be deemed to have waived any rights he may have either at law or in equity in respect of such discharge.

     10. No amendment, change, or modification of this Agreement may be made except in writing, signed by both parties. Payments made by the Company pursuant to this Agreement shall be in lieu of payments and other benefits, if any, to which Executive may be entitled under any other severance agreement or severance plan of the Company. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives and assigns, and the Company and its successors. The validity, interpretation, and effect of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

     The Company shall have no right of set-off or counterclaims, in respect of any claim, debt, or obligation, against any payments to Executive, his dependents, beneficiaries or estate provided for in this Agreement. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     No right or interest to or in any payments or benefits hereunder shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate.

FINAL

     No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

     IN WITNESS WHEREOF, Reebok International Ltd. and Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.

                                               REEBOK INTERNATIONAL LTD.

                                               By: /s/ Paul Fireman
                                                   -----------------------

Agreed:

/s/ Jay Margolis
--------------------------------
Jay Margolis

                            REEBOK INTERNATIONAL LTD.
                           Non-Statutory Stock Option
                  Granted Under the 1994 Equity Incentive Plan
                  --------------------------------------------

     This Non-Statutory Stock Option (the "Option") is granted by Reebok International Ltd., a Massachusetts corporation (the "Company"), to JAY MARGOLIS, an employee of the Company or its subsidiaries (the "Employee"), pursuant to the Company's 1994 Equity Incentive Plan (the "Plan").


1. Grant of Option. This certificate evidences the grant by the Company on December 5, 2001 to the Employee of an option to purchase, in whole or in part, on the terms herein provided, a total of 400,000 Shares (the "Shares") of Common Stock of the Company at $24.00 per Share. The final exercise date of this option is December 5, 2011 (the "Final Exercise Date"). It is intended that the option evidenced by this certificate shall be a non-statutory option.

     This option is exercisable in the following installments on or prior to the Final Exercise Date:

          100,000 Shares on and after December 5, 2002; and
          100,000 Shares on and after December 5, 2003; and
          100,000 Shares on and after December 5, 2004; and
          100,000 Shares on and after December 5, 2005; and


This Option: (a) may not be exercised to any extent after the Final Exercise Date, but (b) may be exercised whether or not there is outstanding (within the meaning of Section 422A(C)(7) of the Internal Revenue Code of 1986, as amended from time to time) any incentive stock option which was granted to the Employee prior to the date hereof to purchase stock of the Company or of a corporation which on the date hereof is a parent or a subsidiary of the Company or is a predecessor corporation of any such corporation.

2. Exercise of Option. Each election to exercise this option shall be in writing, signed by the Employee or by his or her executor or administrator or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution, or the person or persons appointed to legally represent the Employee if he or she is incapacitated (the "Legal Representative"), and received by the Company at its principal office, accompanied by this certificate, and payment in full for the number of Shares for which the option is exercised. Payment of the purchase price may be made by delivery of cash, certified check, bank draft, or money order payable to the order of the Company or by delivery of a properly executed notice with an undertaking by a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price and required tax withholding amounts. The Compensation Committee of the Board of Directors of the Company (the "Committee") or its designees may, in their sole discretion, permit other methods of payment.

In the event that this option is exercised by a Legal Representative, the Company is under no obligation to deliver Shares hereunder unless and until the Company is satisfied as to the authority of the person or persons exercising this option.

3. Withholding. No shares will be transferred pursuant to the exercise of this option unless and until the person exercising this option remits to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements (including, without limitation, any amount required under FICA), or makes other arrangements satisfactory to the Company with regard to such taxes. The Committee or its designees may, in their discretion, permit the Company's withholding liability with respect to any option to be satisfied by delivery of Stock with a fair market value equal to such liability or by withholding from Stock delivered on exercise of the option, Shares whose fair market value is equal to the amount of such liability.

4. Nontransferability of Option. Except as specifically noted below in this paragraph, this Option is not transferable by the Employee other than by will or the laws of descent and distribution, and is exercisable during the Employee's lifetime only by the Employee. If the Employee is incapacitated, however, the Legal Representative of the Employee may exercise this Option provided that the Company is satisfied as to the authority of such Legal Representative.

Notwithstanding all of the foregoing, the Company will permit the transfer of the Option by the Employee through a gift to any or all of the following: any child, stepchild, grandchild, parent, stepparent, mother-in-law, father-in-law or spouse of the Employee; any trust in which these persons have more than a fifty percent (50%) beneficial interest; or a foundation in which these persons (or the Employee) control the management of assets. The Company will also permit the retransfer of the Option by any of these permitted transferees back to the Employee.

5. Death, Disability or Retirement. If an Employee's employment with the Company and its subsidiaries is terminated as a result of the Employee's total and permanent disability (as hereinafter defined), or by reason of death, this option shall become immediately exercisable in its entirety by the Employee or his or her Legal Representative at any time within the three-year period ending with the third anniversary of the date of such termination (except that in no event may this option be exercised after the Final Exercise Date). Total and permanent disability shall mean that the Employee is determined by the Company to be totally and permanently disabled as that term is defined by the U.S. Social Security Administration.

In the event an Employee terminates his or her employment with the Company and its subsidiaries because of the Employee's retirement, all installments of this option to purchase Shares that are exercisable on the date of such termination will continue to be exercisable for a period of three years from the date of termination (except that in no event may this option be exercised after the Final Exercise Date) and, except as provided elsewhere herein, all installments of this option which are not then exercisable will terminate. For purposes herein, retirement shall mean the Employee's voluntary termination of his or her employment with the Company or its subsidiaries (i) at or after age 62 or
(ii) at or after age 55, but before age 62, and after completing ten years of continuous employment with the Company or its subsidiaries.

6. Other Termination of Employment. If an Employee's employment with the Company and its subsidiaries terminates for any reason other than death, total and permanent disability or retirement, all vested, but unexercised, options may be exercised by Employee at any time during the ninety (90) day period following the last date of active employment, after which they will be automatically cancelled (except that in no event may this option be exercised after the Final Exercise Date). Any unvested stock options held by Employee will automatically be cancelled as of the last date of active employment, provided that, if the Employee (i) is discharged for cause which in the opinion of the Committee casts such discredit on him or her as to justify termination of his or her options, or (ii) in the opinion of the Committee, has violated his or her Non-Competition Agreement with the Company, all of his or her options shall be terminated as of the date of the Employee's termination of employment. For purposes herein, employment shall not be considered terminated
(i) in the case of sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) in the case of a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming this option in a transaction to which section 425(a) of the Code applies.

7. Provisions of the Plan. This option is subject to the provisions of the Plan, a copy of which is furnished to the Employee with this option, has been provided in the past or may be found on the stock option plan administrator website.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

                                  REEBOK INTERNATIONAL LTD.

                                  By: /s/ David A. Pace
                                      -----------------------------------------
                                      David A. Pace
                                      Senior Vice President and General Counsel

Dated As Of: December 5, 2001

                            Reebok International Ltd.

                          RESTRICTED STOCK CERTIFICATE

GRANTED UNDER THE 2001 EQUITY INCENTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN
-------------------------------------------------------------------------------

     This Restricted Stock Certificate (the "Certificate") evidences Restricted Shares (defined below) granted by Reebok International Ltd., a Massachusetts corporation ("Reebok" or the "Company"), to JAY MARGOLIS, an employee of the Company or its subsidiaries (the "Employee"), pursuant to the Company's 2001 Equity Incentive and Director Deferred Compensation Plan (the "Plan").

     1. Grant of Restricted Stock. This Certificate evidences the grant by the Company on December 5, 2001 to the Employee of a total of 100,000 shares of Common Stock of the Company (the "Restricted Shares"), at the per share price of $24.00, subject to the restrictions and other conditions set forth herein. The Restricted Shares shall be subject to forfeiture by the Employee, and may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, until they have vested in accordance with the following vesting schedule, and subject to Section 6:

          (a)   All Restricted Shares will vest on December 31, 2004.

The number of Restricted Shares to be vested on any vesting date hereunder shall be adjusted appropriately by the Compensation Committee of the Board of Directors (the "Committee"), or its designees, to reflect any additional Restricted Shares (if applicable) received pursuant to Section 7 hereof. For purposes of this section, "trading day" shall be defined as any day in which shares are traded on the NYSE.

     2. Stock Certificates. Prior to the vesting of any Restricted Shares, the stock certificate(s) representing those Restricted Shares that have not yet vested shall be held for the Employee by the Company or by a custodian designated by the Company. The Employee shall receive all dividends (other than stock dividends which shall be held in accordance with the terms of Section 7 below), stockholder communications and proxy materials with regard to the Restricted Shares. Any certificate or certificates for Restricted Shares which are forfeited in accordance with the provisions hereof shall be returned to the Company. The Employee shall be entitled to any dividends or other distributions (other than stock dividends which shall be held in accordance with the terms of Section 7 below) attributable to forfeited Restricted Shares which are paid after forfeiture of such Shares with respect to a record date prior to forfeiture and shall have voting rights.

     3. Delivery of Restricted Shares. The Employee shall cooperate to effect delivery of any Restricted Shares which have vested in accordance with the terms of all federal and state laws and regulations as interpreted by counsel for the Company. Without in any way limiting the generality of the foregoing, the Company may require that the certificate(s) representing Restricted Shares bear a legend restricting the transfer thereof except upon compliance with the conditions stated herein and the federal and state securities laws and that the Employee, as a condition for delivery, make such representation or agreement, if any, as may be required in the opinion of such counsel to avoid violation of any laws or regulations, including without limitation, the registration or other provisions of the Securities Act of 1933.

     4. Withholding. No Restricted Shares will be delivered to the Employee unless and until the Employee remits to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements (including, without limitation, any amount required under FICA), or makes other arrangements satisfactory to the Company with regard to the payment of such taxes.

     5. Nontransferability of Grant. No Restricted Shares, nor any interest therein, may be transferred by the Employee (by sale, pledge, gift or otherwise) prior to the vesting of such Shares and the Restricted Shares granted hereunder shall be delivered only to the Employee, or in the case of death, the Employee's estate. Notwithstanding the foregoing, if the Employee is incapacitated, the Restricted Shares may be delivered to the person or persons legally appointed to represent the Employee, provided that the Company is satisfied as to the authority of such legal representative.

     6. Termination of Active Employment. Subject to Section 8 and the provisos in this Section, if Employee's active employment with the Company or its subsidiaries terminates for any reason (including, without limitation, a voluntary resignation, death or disability), all Restricted Shares that have not vested prior to the data of such termination shall be deemed to have been forfeited by the Employee and shall be returned to the Company; provided, however, that if the Company terminates Employee for other than "cause" (as defined in Employee's Employment Agreement dated as of December 5, 2001) after July 1, 2003, all of the Restricted Shares shall be accelerated such that all of the Restricted Shares shall vest effective upon the date of such termination; and provided further, that if the Company terminates Employee for other than "cause" between January 1, 2003 and June 30, 2003, then 33,333 of the Restricted Shares shall be accelerated and shall vest effective upon the date of such termination. The Employee shall not be considered an active employee if he or she is receiving severance from the Company. The Employee shall be entitled to delivery of any Restricted Shares that have vested prior to the date of termination of employment; provided, however, in the event of a Change of Control (as defined in Section 8), the Restricted Shares shall vest notwithstanding any termination of active employment. For purposes herein, employment shall not be considered terminated: (i) in the case of sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) in the case of a transfer of employment between the Company and a subsidiary or between subsidiaries.

     7. Additional Restricted Shares. Any shares of Common Stock of the Company or other securities which the Employee may receive or be entitled to receive as a result of the ownership of the Restricted Shares, whether the same are issued as a result of a share split, stock dividend, recapitalization, or other subdivision or consolidation of Shares effected without receipt of consideration by the Company or the result of the merger or consolidation of the Company or sale of assets of the Company, shall be treated for all purposes as Restricted Shares hereunder and shall be held by the Company pursuant to
Section 2 hereof until such Restricted Shares have vested.

     8. Change of Control. If a Change in Control of Reebok occurs, the Restricted Shares shall be accelerated such that all of the Restricted Shares shall vest effective upon the date of such Change of Control. A Change of Control will occur for purposes of this Certificate if: (i) any Person who does not currently own directly or indirectly 5% or more of the combined voting power of the Company's outstanding securities becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of securities of the Company representing more than 30% (or, if higher, the aggregate percentage of the combined voting power of the Company's then-outstanding securities held by or for the benefit of Paul Fireman and his family) of the combined voting power of the Company's then-outstanding securities, (ii) there is a change of control of the Company of a kind which would be required to be reported under Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Act (or a similar item in a similar schedule or form), whether or not the Company is then subject to such reporting requirement, (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter, or (iv) individuals who, at the date hereof, constitute the Board (the "Continuing Directors") cease for any reason to constitute a majority thereof, provided, however, that any director who is not in office at the date hereof but whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved shall be deemed to be a Continuing Director for purposes of this Certificate.

     Notwithstanding the foregoing provisions of the above paragraph, a Change of Control will not be deemed to have occurred if the initiation of any of the events described in the preceding paragraph is by or with the concurrence of the Company (acting by its Continuing Directors), nor shall a Change of Control be deemed to have occurred solely because of: (i) the acquisition of securities of the Company (or any reporting requirement under the Act relating thereto) by an employment benefit plan maintained by the Company for its employees, or (ii) the occurrence of a leveraged buy-out or re-capitalization of the Company in which Executive participates as an equity investor so long as the Employee's Restricted Stock was converted to equity securities on a basis no less favorable than that generally adopted for other senior executives of the Company.

     9. Provisions of the Plan. This option is subject to the provisions of the Plan, a copy of which is furnished to the Employee with this option, has been provided in the past or may be found on the stock option plan administrator website.

     IN WITNESS WHEREOF, the Company has caused this grant to be executed under its corporate seal by its duly authorized officer. This grant shall take effect as a sealed instrument.

                                                   REEBOK INTERNATIONAL LTD.

                                                   By: /s/ David A. Pace
                                                       ------------------------
                                                       David A. Pace
                                                       Senior Vice President and
                                                       General Counsel

Dated As Of: December 5, 2001

                            REEBOK EMPLOYEE AGREEMENT

     In consideration of my present and continuing employment by Reebok International Ltd. ("Reebok", which term shall include all entities directly or indirectly owned by, owning or under common ownership with it), I agree as follows:

1. Treatment of Confidential Information. I acknowledge that during the course of my employment I may develop Confidential Information (as defined below) for Reebok and I may learn of Confidential Information developed or owned by Reebok or entrusted to Reebok by others. I will comply with Reebok's policies and procedures for protecting, Confidential Information, including without limitation, Reebok's Proprietary Information Protection Policy, and I will never, directly or indirectly, use any Confidential Information, or disclose, copy or allow access to any Confidential Information to any other person, corporation or entity, except as required by the normal and proper course of my duties for Reebok. I understand that my obligations regarding Reebok's Confidential information shall survive as long as the confidential nature of the information is maintained. I also understand that these restrictions will continue to apply after my employment terminates, regardless of the reason for termination.

     1.1 Definition of Confidential Information. Confidential Information means any and all information not generally known by others outside of Reebok. Confidential Information includes, but is not limited to, all information proprietary to Reebok whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection, or protected as an unpublished or published work under the United States Copyright Act of 1976, as amended. Confidential Information also includes information relating to the intellectual Property and Business Practices (as defined below) of Reebok. Confidential Information also includes comparable information that Reebok may receive or has received from others who do business with Reebok. Confidential Information does not include information which: (a) was already known by me prior to my employment with Reebok as established by my personal records, (b) becomes generally available to the public other than through a breach of this Employment Agreement, or (c) is furnished to me by a third party who is lawfully in possession of such information and who lawfully conveys that information.

     1.2 Definition of Intellectual Property. Intellectual Property includes information relating to Reebok's research and development, inventions, discoveries, developments, improvements, methods and processes, know-how, drawings, blueprints, specifications, product briefs, algorithms, computer programs and software, compositions, works, concepts, designs, ideas, prototypes, models, samples, screens, molds, lasts, patents, copyrights, trademarks, trade names, trade secrets, formulae, writings, notes and patent, trademark and copyright applications.

     1.3 Definition of Business Practices. Business Practices includes information relating to Reebok's Intellectual Property, business plans, financial information, products, services, manufacturing processes and methods, costs, sources of supply, advertising and marketing plans, customer lists, sales, profits, pricing methods, personnel, and business relationships.

2. Disclosure of Intellectual Property and Assignment of Rights. I will promptly and fully disclose to Reebok all Intellectual Property conceived, made, created, developed or reduced to practice by me (whether alone or with others, whether or not during normal business hours and whether or not on Reebok's premises) during my employment or within six (6) months thereafter that relates in any way to the business or prospective activities of Reebok or that results from, or is suggested by, work I do for Reebok. I hereby assign and agree to assign to Reebok, or its designees, my full right, title, and interest in and to all such Intellectual Property. I agree that, during and subsequent to my employment by Reebok, I will, at Reebok's request and expense, execute any and all applications for domestic and foreign patents, copyrights or other rights and otherwise provide assistance (including, but not limited to, the execution and delivery of instruments of further assurance or confirmation) to assign such Intellectual Property to Reebok and to permit Reebok to enforce any patents, copyrights or other rights in and to such Intellectual Property. All works eligible for copyright protection that I create shall be considered "works made for hire."

3. List of Previous Intellectual Property. I attach hereto___pages, which comprise a list of all Intellectual Property reduced to practice by me before the commencement of my employment by Reebok, which Intellectual Property shall be excluded from this Agreement, and I agree that said list is complete. IF LIST OF INTELLECTUAL PROPERTY IS ATTACHED, EMPLOYEE SHOULD INITIAL HERE.___

4. Protection of Documents and Return of Property. I will protect all documents, records, tapes and other media in which Confidential Information is contained ("Confidential Documents") and abide by Reebok's Proprietary Information Protection Policy. I acknowledge that such Confidential Documents are and shall remain the sole and exclusive property of Reebok. I will not copy any Confidential Documents or remove any Confidential Documents, or copies thereof, from Reebok premises, except as required by the normal and proper course of my duties for Reebok. I agree to return to Reebok promptly upon the termination of my employment, or at any other time when requested by Reebok, any and all property of Reebok, including, but not limited to, all Confidential Documents and copies thereof in my possession or control.

5. Duty of Loyalty. While I am employed by Reebok, I will not compete with it. Competition prohibited, includes without limitation, any direct or indirect, sole or joint, ownership, management, operation, control or investment in the securities of (except ownership of 1% or less of the equity securities of any publicly traded company), loans or advances to, employment or consulting with, or any other connection or affiliation with: (1) any enterprise that is engaged in, or is about to become engaged in, research, development, production, marketing or selling of (a) any product, process or service in which Reebok has engaged in research, development, production, marketing or selling, or has had under consideration during the period of my employment or (b) any product, process or service that may be used in substitution thereof: or (2) any enterprise that is a customer, consultant or supplier of Reebok. I will promptly provide in writing at Reebok's request any and all information necessary or desirable to confirm my compliance with this provision.

6. Non-Recruitment. During my employment and for a period of one (1) year after my employment with Reebok terminates, I will not and will not assist anyone else to, hire any employee of Reebok or seek to persuade any employee of Reebok to discontinue employment or to become employed in any business which is directly or indirectly in competition with Reebok's business, nor seek to persuade any independent contractor or other parties with which Reebok has an existing relationship, or is in the process of establishing a relationship, to discontinue his/her/its relationship with Reebok.

7. Employment Status. I understand and acknowledge that I am being employed on an "at will" basis and that either Reebok or I may terminate our employment relationship at any time, for any reason, with or without notice.

8. Prior Obligations. I represent and warrant to Reebok that my employment by Reebok and execution and performance of this Agreement do not conflict with any prior obligations to third parties and I agree that I will not disclose to or use on behalf of Reebok any confidential information belonging to third parties, including my prior employers, unless written authorization from such third parties is first obtained. If any agreement with a third party does restrict my ability to perform my job at Reebok, then I represent that I have provided Reebok with a copy of the same.

9. Remedies. I acknowledge that, were I to breach the provisions of this Agreement, the harm to Reebok would be immediate and irreparable, I therefore agree that in the event of such a breach or threat of such a breach Reebok shall, in addition to other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach without having to post a bond.

10.   General. This Agreement shall continue in effect after the termination
      -------
of my employment, regardless of the reason for termination, and shall be binding upon my heirs, executors, administrators, representatives and assigns. I acknowledge that Reebok's business is based out of and directed from Massachusetts. During my employment, I understand further that I will have substantial contacts with Massachusetts. This Agreement shall be deemed to have been made in Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. I agree also that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach or formation, shall be commenced in Massachusetts in a court of competent jurisdiction. I acknowledge that venue shall exclusively lie in Massachusetts and that any material witness and documents would be located in Massachusetts. This Agreement does not create an obligation on the part of Reebok or any other person to continue my employment for any specified period of time. This Agreement may not be modified or amended except by a written amendment signed by me and an authorized officer of Reebok. A breach of any provision of this Agreement may only be waived by an authorized officer of Reebok and the waiver of such breach shall not operate or be construed as a waiver of any subsequent breach. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect, the remainder of this Agreement shall be enforced to the fullest extent permitted by law.

11. Reaffirmation. I understand that as a condition of my continuing employment I may be requested to reaffirm this Agreement periodically, or to sign a revised Agreement, and I agree to do so on a timely matter by signing a copy of this Agreement, or the revised Agreement when so requested.

After having an adequate opportunity to review and consider this Agreement, and intending to be legally bound hereby, I have voluntarily signed this Agreement as an instrument under seal as of the date set forth below. I also acknowledge receiving a copy of the Reebok Code of Conduct. I have read the Code of Conduct, and agree by my signature below, to comply with the Code.

                                   REEBOK INTERNATIONAL LTD.

/s/ Jay Margolis                   /s/ James R. Jones, III
-----------------------            ------------------------
Signature of Employee              Signature

Jay Margolis                       Senior Vice President and
-----------------------            Chief Human Resources Officer
Employee's Printed Name            ------------------------
                                   Title

Date: 2/13/02
      -----------------

                            NON-COMPETITION AGREEMENT

     This Non-Competition Agreement (the "Agreement") is entered into as of this 5/th/ day of December, 2001, between Reebok International Ltd. ("Reebok") and JAY MARGOLIS ("you").

     WHEREAS, you have been made aware of or may hereafter be made aware of highly confidential and sensitive information owned or controlled by Reebok, and WHEREAS, Reebok desires to protect its highly confidential and sensitive information from use by or disclosure to parties other than Reebok;

     In consideration of the mutual promises contained herein, the parties agree as follows:

1.   Non-Competition
     ---------------

     A.   During Term of Employment.

     You agree that while employed by Reebok, you will not, directly or indirectly, own, manage, operate, control, invest in, make loans or advances to, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with, any enterprise anywhere in the world which is engaged in the athletic footwear business, athletic apparel business, or any other business which competes with Reebok or any of its subsidiaries or affiliates (the "Non-Competition Requirement").

     B.   After Termination of Employment.

     (1) In the event that your employment with Reebok is terminated for any reason, Reebok will have the right, in its sole discretion, to extend the duration of the Non-Competition Requirement described in Section I.A. for a period of up to one (1) year after termination by providing written notice to you within fourteen (14) days after your effective date of termination. The written notice will specify the length of time that Reebok desires to extend the Non-Competition Requirement. Except as otherwise provided in this Agreement, for the Non-Competition period specified in Reebok's written notice, Reebok will pay to you an amount equal to one-half (1/2) of your base salary as of the date of your termination in accordance with Reebok's customary pay practices in effect at the time each payment is made (which amount shall be reduced by the amount of any severance you receive from Reebok). Reebok has the option, for whatever reason, to elect to waive all or any portion of the Non-Competition period by giving you written notice of such election at least thirty (30) days in advance. In such event, Reebok shall not be obligated to pay you the benefits specified above for any period for which the Non-Competition Requirement has been waived.

     (2) You agree that for a period of one (1) year following the date of termination of your employment at Reebok, you will inform Reebok, prior to the acceptance of any job or any work as an independent contractor, of the identity of any new employer or other entity to which you are providing consulting or other services, along with your starting date, title, job description and any other information which Reebok may reasonably request to confirm your compliance with the terms of this Agreement.

II.   Non-Recruitment
      ---------------

     You agree that while employed by Reebok, and for a period of one (1) year following the termination of your employment with Reebok (regardless of who initiated the termination and the circumstances of the termination), you will not solicit, hire, attempt to hire, or assist in the hiring of any employee of Reebok or any of its subsidiaries or affiliates, or otherwise persuade or attempt to persuade any such employee to discontinue his/her employment relationship with Reebok or any of its subsidiaries or affiliates. This requirement is independent of the Non-Competition Requirement set forth in
Section 1 of this Agreement and is not dependent on pay or benefit continuation of any kind.

III.   General
       -------

     A. In the event that you violate Section I or Section II of this Agreement, the time period during which that Section remains in effect will be extended during the time that you are in breach.

     B. It is acknowledged that the provisions of this Agreement are reasonable and a condition of your employment by Reebok. However, should any provision of this Agreement be found unreasonable or invalid by any court of competent jurisdiction, the parties agree to accept, in its stead, any lesser restrictions which the court deems reasonable. In the event of your breach of this Agreement, it is agreed that Reebok may cease making payments to you under this Agreement and that you will be obligated to refund to Reebok all payments made to you or on your behalf under this Agreement. In addition, you agree that the remedy at law for any breach of the provisions of this Agreement will be inadequate and that, in the event of breach, Reebok will be entitled to injunctive relief in addition to any other remedy it may have.

     C. This Agreement supplements, and does not supersede, your Reebok Employee Agreement. This Agreement will be construed under and governed by the laws of the Commonwealth of Massachusetts. The Massachusetts courts (state and federal) will have exclusive jurisdiction of any controversy between you and Reebok, and no court action may be brought by either party against the other outside of Massachusetts. This Agreement does not create an obligation on the part of Reebok or any other person to continue your employment. This Agreement may not be modified or amended except by a written amendment signed by you and an authorized officer of Reebok. A breach of any provision of this Agreement may only be waived by an authorized officer of Reebok and such a waiver will not be construed as a waiver of any later breach.

Accepted by:                          Agreed to:

REEBOK INTERNATIONAL LTD.


By: /s/ James R. Jones, III           /s/ Jay Margolis
    ---------------------------       -----------------------------
     Signature                        Signature of Employee

Senior Vice President and             Jay Margolis
Chief Human Resources Officer         -----------------------------
-----------------------------         Employee's Typed or Printed Name
     Title

2/13/02                               Dated: 2/13/02
-----------------------------                -----------------------

8.05
CODE OF CONDUCT
INTRODUCTION

At RIL we conduct our business with high standards of professional conduct and integrity and in compliance with applicable laws. This Code of Conduct (the "Code") sets forth standards of business conduct and provides guidance in certain areas where ethical issues may arise. The Code provides a general framework for measuring our business conduct and does not address every possible situation.

The Code applies to all employees of RIL, its divisions, subsidiaries and affiliates, worldwide. Employees must read and become familiar with the Code and are expected to comply fully with the Code on an on-going basis. If you have a question whether particular conduct complies with the Code, you should discuss the situation with an attorney in the Company's Legal Department. If you become aware of any breach of the code, you should promptly report it to your supervisor. Human Resources Representative or an attorney in the Company's Legal Department.

CONFLICTS OF INTEREST

Employees should avoid situations which may place them in a conflict of interest with the Company or which may create the appearance of a conflict. A conflict of interest arises when an employee has a direct or indirect financial or other interest which might influence the employee's judgment on behalf of the Company. A conflict of interest exists if there is the potential for influence, whether or not the employee's judgment is actually affected. In determining whether a conflict exists, an employee should treat the interests of members of his or her immediate family (spouse and children) in the same manner as the employee treats his or her own interests.

If you think you may be involved in a situation that creates a conflict of interest or the appearance of a conflict, you should advise the Company's Legal Department. While the Company usually will require that the conflict be eliminated, there may be some limited situations where the conflict may be acceptable because procedures can be put in place to protect the Company. The Company will have full discretion to determine how a conflict will be handled and its decision in this regard will be final. Although it is impossible to list all of the situations which might be considered conflicts of interest, some of the more common examples are described below:

Investments in or Affiliations with Suppliers, Customers or Competitors. Employees must promptly disclose to Legal any financial or other interests in, or participation as a director, officer, employee, consultant, agent, creditor, lender, or in any similar capacity in: (1) any business which supplies goods or services to RIL or its subsidiaries, (2) any business to which RIL or its subsidiaries sell goods or services or (3) any business with which RIL or its subsidiaries compete. As discussed above, RIL will then determine if an unacceptable conflict of interest exists.

Generally, ownership interests of less than 1% (as long as such interests have a value of less than $5,000) will not be considered to create a conflict. However, employees should not hold any ownership interest in a direct competitor of RIL or its subsidiaries. Some of our competitors include Nike, Adidas, Asics, Mizuno, Champion, Starter, Timberland, L.A. Gear, K Swiss, Puma, and Converse. Smaller start-up companies can also be direct competitors. From time to time, the Company may distribute an updated list of some of our direct competitors for whom any stock ownership would be prohibited.

Gifts and Entertainment. Employees should not accept gifts, discounts, payments, or other personal benefits or favors from individuals or firms which do business or propose to do business with RIL. In certain cases, because of protocol or courtesy, it may be appropriate to accept an unsolicited gift of nominal value (no greater than $200 in any one year period); however, under no circumstances shall gifts of money (or equivalents such as stocks or bonds or other financial assets) be accepted. It may be appropriate to accept reasonable forms of entertainment (such as lunches, dinners, concerts or tickets to sporting events) in connection with business dealings. If an employee accepts a gift or entertainment in excess of $50 (but less than the $200 cap), it must be reported in all cases in writing to your manger. Managers will be responsible for monitoring the acceptances and determining the appropriateness of the gift.

As a guidelines for helping you to determine whether a particular gift, entertainment or other benefit is appropriate, you should consider whether it would be considered extravagant or excessive or whether a disinterested third party might infer that it could affect your judgment. If so, the gift, entertainment or other benefit should not be accepted. If you receive a gift, entertainment or other benefit which does not comply with this policy, or are unsure if it complies, it should be reported in writing to the Company's Legal Department who may choose to accept the gift on behalf of the Company, determine that it is appropriate for you to keep the gift, or require that the gift be returned. In addition, employees should not receive any form of compensation from a third party for services that he or she normally would perform on behalf of the Company within the scope of his or her employment.

Use of Company Position or Assets. Employees may not use their position in RIL or use Company assets or Company property for personal gain (financial or otherwise). Specifically. no RIL employee may use RIL property for his or her own personal benefit, including trading or bartering property, or selling RIL product for personal gain. Company property includes product made by the Company, but not purchased by the employee, other items or product from suppliers or endorsers and computer equipment and software.

IMPROPER PAYMENTS

Political Contributions. Political contributions of Company funds made directly or indirectly to candidates for political office or political organizations are in most instances considered illegal in the United States and in many foreign countries. Where lawful, corporate political contributions may be made only when specifi-cally approved in advance by the Company's General Counsel and the Chief Executive Officer. Employees are free to make personal political contributions within applicable limits, but will not be compensated or reimbursed by the Company for any such contributions.

Other Improper Payments, Kickbacks. No bribes, illicit rebates, kickbacks or other illegal payments shall be made to government officials, customers, suppliers, prospective suppliers or customers, or anyone else, either directly or indirectly. Gifts, favors or entertainment may be extended to such individuals or companies only if all of the following conditions are met:

[STAR]  They do not violate applicable laws.
[STAR] They are not extended to obtain a specific action by a government official, supplier or customer.
[STAR] They are of such limited value and are in such form that they can not be construed as a bribe, payoff or deal.
[STAR] Public disclosure of the facts surrounding them would not embarrass the Company or the recipients in any way.

Allowable Payments. In some countries, it may be necessary to pay small amounts of money or provide small gifts to facilitate or expedite the performance of tasks such as customs clearance, visa applications and exchange transactions. While such "expediting or facilitating" payments should be avoided, if possible, they are allowable if they are made only to enable timely and correct performance of these routine tasks, and not to deter or circumvent these tasks in any way. Such payments may not be made to induce foreign officials to fail to perform their duties or to perform them in an incorrect manner. In the event you have any question concerning whether a possible payment is appropriate you should consult with the Company's Legal Department.

Bookkeeping and Accurate Recordkeeping. RIL is required to establish and maintain appropriate accounting procedures and accurate books and records which reflect all corporate assets, liabilities and transactions and which ensure that the Company's funds are not being put to improper use. All transactions of any nature must be recorded accurately in the Company's books and records and no payments should be made with the understanding that such payment is for any purpose other than that described by the documents supporting such payment. Employees should accurately disclose all transactions to the Company's internal and external auditors.

INSIDER TRADING

Insider Trading. The United States and many foreign countries have laws that deal with purchasing and selling Company stock. These laws are designed to protect the investing public by prohibiting the purchase or sale of stock based on "inside" information. Any employee who knows information about RIL that a reasonable investor would consider important in making a decision to buy, hold or sell stock (in short, any information which could reasonably affect the price of the stock) and which has not been disclosed to the general public, possesses "inside" information.

Common examples of possible "inside" information are: projections (or changes in projections) of future earnings or losses: information on results of operations of the Company or significant operating units before results are announced; news of a proposed merger, acquisition or tender offer; news of a significant sale of assets or the sale of a subsidiary; changes in dividend policies; the declaration of a stock split or the offering of additional securities; changes in senior management; significant new products; impending bankruptcy problems; major litigation developments; and the gain or loss of a substantial customer or supplier.

Information generally will be regarded as having become public when it has effectively been disclosed to the public -- generally through its publication in the news media or by filings with the Securities and Exchange Commission -- and
                                                                            ---
the public has had sufficient time to consider and act upon it. Generally, you can feel safe in assuming that information has become public as of the third business day after it has been released.

The securities laws prohibit any RIL employee from trading (either personally or on behalf of others) in RIL stock on the basis of information or having others trade for him or her on the basis of that information. It is also illegal to communicate (to "tip") inside information to others so that they may trade in RIL stock based on that information. These illegal activities are commonly referred to as "insider trading." Transactions that may be necessary or justifiable for independent reasons (such as your need to raise money for an emergency) are not an exception to this rule. Certain employees are also subject to the Company's trading windows policy that limits the time period in which they may trade RIL stock.

Although it is most likely that any inside information you might learn will be about RIL, the prohibitions described above also apply to trading in the securities of any company about which you have such information. Failure to abide by these rules can lead to serious consequences (including criminal penalties) for both RIL and the employee involved. If you have any questions as to whether you possess "inside" information or whether you should trade in securities, you should consult with Legal.

In addition to prohibiting employees from trading on "inside" information, as a matter of policy the Company requires its employees to keep confidential all non-public material information regarding RIL's business or operations. Such matters should not be discussed with family members or friends, and employees should take all steps necessary to ensure that the confidentiality of such information is maintained.

Disclosing Confidential Information. Employees may not directly or indirectly divulge Company confidential information to any unauthorized recipient, use or divulge such information for the purpose of securing personal profit, or retain the confidential information following termination of employment. The Employee Agreement signed by each of you contains more specific provisions concerning confidential information.

ANTITRUST AND COMPETITION LAWS
------------------------------

Antitrust and competition laws are designed to promote fair and open competition by prohibiting unfair, restrictive or collusive business practices. It is the Company's policy to comply fully with all such laws.

U.S. antitrust laws prohibit among other things agreements or arrangements between competitors to fix or influence price, or agreements requiring purchasers or distributors to adhere to a specific resale price and agreements to allocate customers or markets. Unlawful agreements need not take the form of a written agreement, but can be based on oral commitments or informal understandings. Thus, employees should use caution when communicating with competitors or discussing pricing issues with our customers. In addition to prohibiting price fixing or resale price maintenance agreements and allocation of customers or markets, the U.S. antitrust laws forbid unfair or deceptive trade practices and other activities which may restrain or reduce competition.

You should be aware that U.S. antitrust laws may apply to activities that occur outside the U.S. if such activities have a significant and foreseeable effect on commerce within the U.S. Moreover, the European Community and other foreign countries have competition laws similar to the U.S. antitrust laws which must also be followed when dealing in international markets.

Because of the complexity of these laws and the serious consequences to both the Company and the employees involved if such laws are violated the Company's Legal Department should be consulted if there is any question as to whether a particular practice or transaction complies with such laws.

COMPLIANCE WITH CUSTOMS AND IMPORT/EXPORT LAWS

It is crucial to the Company's business that its products are able to be sold in all international markets in which we operate. The Company thus requires employees to follow all applicable import/export laws and regulations so that its trading privileges are not jeopardized.

Employees involved in import/export transactions should ensure that all required documents are accurately completed and maintained, and that all import/export transactions are conducted in compliance with applicable laws and regulations. Because of the complexity of such laws and regulations, the Company's Legal Department should be consulted if any questions arise.

MISCELLANEOUS
-------------

Reebok also publishes several other policies and guidelines relating to proper business conduct that must be followed, including without limitation, policies on the usage of computer software, the internet and E-mail. Preventing Harassment; use of sample and promat accounts, and travel and expense reimbursement.

REPORTING VIOLATIONS

If you believe you are in violation of any of the provisions of this Code of Conduct, please contact Human Resources or a representative (counsel) of the Company's Legal Department to discuss the matter. In addition, in order to help the Company maintain compliance with the Code, you may disclose any other violation of the Code, of which you are aware, so that appropriate action may be taken by the Company.